Exhibit 99.1

First Foundation Announces 2016 Second Quarter Financial Results

•	Record loan and deposit growth

•	Earnings per share of $0.20

•	Revenue growth of 35%

IRVINE, CA – First Foundation Inc. (NASDAQ: FFWM), a financial services company with two wholly-owned operating subsidiaries, First Foundation Advisors (“FFA”) and First Foundation Bank (“FFB”), announced today its financial results for the quarter and six months ended June 30, 2016.

“We are pleased with this quarter’s financial results,” said Scott F. Kavanaugh, CEO. “Our banking business experienced record growth and our wealth management business demonstrated resiliency in the face of a volatile market environment.”

John Hakopian, President of First Foundation Advisors, stated, “The market uncertainty in the second quarter posed challenges in growing assets under management and revenues. Despite this, we were able to bring in new clients, manage our costs and maintain profitability in the second quarter.”

Financial Highlights:

•	Loans and loans held for sale increased $707 million during the first six months of 2016 due to record originations of $520 million and $899 million during the quarter and six months ended June 30, 2016. Due to the success of our specialty deposit group in raising deposits and growth in deposits at our branches, we experienced record growth in deposits of $492 million and $743 million during the quarter and six months ended June 30, 2016.

•	Net income for the second quarter of 2016 increased 13% as compared to the second quarter of 2015. Net income for the second quarter of 2016 was $3.3 million or $0.20 per fully diluted share, as compared to $2.9 million, or $0.35 per fully diluted share for the second quarter of 2015. Net income for the first six months of 2016 increased 28% as compared to the first six months of 2015. Net income for the first six months of 2016 was $7.1 million or $0.43 per fully diluted share, as compared to $5.6 million, or $0.67 per fully diluted share for the first six months of 2015. The comparability of earnings per share is impacted by the approximately 80% increase in share count resulting from the public offering completed in the third quarter of 2015.

•	The Company entered an agreement to sell $265 million of loans secured by multifamily properties which provided for changes in pricing based upon changes in rates on certain treasury swap indices. In an effort to reduce the interest rate risk associated with this agreement, the Company entered into a swap agreement. Effective June 20, 2016, in conjunction with the finalization of pricing under the agreement, the Company closed out its swap position. As a result of changes in interest rates, the Company paid $2.4 million, including fees, to counterparties under the swap agreement, and the pricing to be received by the Company on the loan sale increased by $2.2 million. Because the swap agreement closed during the second quarter, the Company recognized an after tax expense of $1.4 million, which is equivalent to $0.08 per fully diluted share. This sale of loans is expected to close on July 28, 2016.

•	Total revenues, which consist of net interest income and noninterest income, increased by $7.0 million or 35% in the second quarter of 2016 as compared to the second quarter of 2015 as higher net interest income of $8.5 million, was partially offset by the $2.4 million of costs to close out the swap as discussed above, which are included in noninterest income. Total revenues increased by $15.3 million or 40% in the first six months of 2016 as compared to the first six months of 2015 primarily as a result of higher net interest income of $16.0 million. The higher levels of net interest income for the both the quarter and six month periods were the result of higher levels of interest-earning assets.

•	Assets under management (“AUM”) at FFA, which totaled $3.5 billion at June 30, 2016, increased by $57 million during the first six months of 2016 in spite of a volatile market as new account growth of $129 million and portfolio gains of $134 million were partially offset by net withdrawals and account terminations of $206 million.

•	Noninterest expense in the second quarter of 2016 increased by $5.9 million as compared to the second quarter of 2015 due to costs related to the operations of Pacific Rim Bank (“PRB”) which was acquired by the Company in June of 2015, increased staffing, higher legal costs, costs associated with opening new offices in both Northern and Southern California and costs associated with the increased levels of loans and deposits.

“I am proud of our entire team’s contribution to this quarter’s record growth in loans and deposits,” said David DePillo, President of First Foundation Bank. “As we take into account the effects of seasonality and expected market conditions, we anticipate loan origination volume may decline slightly in coming quarters from these record levels.”

About First Foundation

First Foundation, a financial institution founded in 1990, provides personal banking, business banking and private wealth management. The Company has offices in California, Nevada and Hawaii with headquarters in Irvine, California. For more information, please visit www.ff-inc.com.

We have two business segments, “Banking” and “Investment Management and Wealth Planning” (“Wealth Management”). Banking includes the operations of FFB and First Foundation Insurance Services, and Wealth Management includes the operations of FFA. The financial position and operating results of the stand-alone holding company, FFI, are included under the caption “Other” in certain of the tables that follow, along with any consolidation elimination entries.

Forward-Looking Statements

Statements in this news release regarding our expectations and beliefs about our future financial performance and financial condition, as well as trends in our business and markets are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “project,” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” The forward looking statements in this news release are based on current information and on assumptions that we make about future events and circumstances that are subject to a number of risks and uncertainties that are often difficult to predict and beyond our control. As a result of those risks and uncertainties, our actual financial results in the future could differ, possibly materially, from those expressed in or implied by the forward looking statements contained in this news release and could cause us to make changes to our future plans. Those risks and uncertainties include, but are not limited to, the risk of incurring loan losses, which is an inherent risk of the banking business; the risk that we will not be able to continue our internal growth rate; the risk that we will not be able to access the securitization market on favorable terms or at all; the risk that the economic recovery in the United States will stall or will be adversely affected by domestic or international economic conditions and the risk that the Federal Reserve Board will continue to keep interest rates low, any of which could adversely affect our interest income and interest rate margins and, therefore, our future operating results; the risk that the performance of our investment management business or of the equity and bond markets could lead clients to move their funds from or close their investment accounts with us, which would reduce our assets under management and adversely affect our operating results; and the risk that we do not successfully integrate Pacific Rim Bank’s business and customers or otherwise fail to achieve anticipated business enhancements related to the acquisition. Additional information regarding these and other risks and uncertainties to which our business and future financial performance are subject is contained in Item 1A, entitled “Risk Factors” in our 2015 Annual Report on Form 10-K for the fiscal year ended December 31, 2015 that we filed with the SEC on March 15, 2016, and other documents we file with the SEC from time to time. We urge readers of this news release to review the Risk Factors section of that Annual Report. Also, our actual financial results in the future may differ from those currently expected due to additional risks and uncertainties of which we are not currently aware or which we do not currently view as, but in the future may become, material to our business or operating results. Due to these and other possible uncertainties and risks, readers are cautioned not to place undue reliance on the forward-looking statements contained in this news release, which speak only as of today’s date, or to make predictions based solely on historical financial performance. We also disclaim any obligation to update forward-looking statements contained in this news release or in the above-referenced 2015 Annual Report on Form 10-K, whether as a result of new information, future events or otherwise, except as may be required by law or NASDAQ rules.

Contact:

John Michel

Chief Financial Officer

First Foundation Inc.

949-202-4160

Email: jmichel@ff-inc.com

FIRST FOUNDATION INC.

CONSOLIDATED BALANCE SHEETS - Unaudited

(in thousands, except share and per share amounts)

	June 30, 2016	December 31, 2015
ASSETS
Cash and cash equivalents	$444,518	$215,748
Securities available-for-sale (“AFS”)	532,231	565,135
Loans held for sale	468,277	—

Loans, net of deferred fees	2,003,821	1,765,483
Allowance for loan and lease losses (“ALLL”)	(12,200)	(10,600)

Net loans	1,991,621	1,754,883

Investment in FHLB stock	25,326	21,492
Deferred taxes	10,077	15,392
Premises and equipment, net	4,774	2,653
Real estate owned (“REO”)	1,074	4,036
Goodwill and intangibles	2,288	2,416
Other assets	12,754	10,824

Total Assets	$3,492,940	$2,592,579

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Deposits	$2,265,596	$1,522,176
Borrowings	938,000	796,000
Accounts payable and other liabilities	11,836	14,667

Total Liabilities	3,215,432	2,332,843

Commitments and contingencies	—	—

Shareholders’ Equity
Common Stock, par value $.001: 70,000,000 shares authorized; 16,207,160 and 15,980,526 shares issued and outstanding at June 30, 2016 and December 31, 2015, respectively	16	16
Additional paid-in-capital	230,316	227,262
Retained earnings	40,873	33,762
Accumulated other comprehensive income (loss), net of tax	6,303	(1,304)

Total Shareholders’ Equity	277,508	259,736

Total Liabilities and Shareholders’ Equity	$3,492,940	$2,592,579

FIRST FOUNDATION INC.

CONSOLIDATED INCOME STATEMENTS - Unaudited

(in thousands, except share and per share amounts)

	For the Quarter Ended June 30,		For the Six Months Ended June 30,
	2016	2015	2016	2015
Interest income:
Loans	$20,961	$13,362	$39,131	$25,463
Securities	3,100	822	6,221	1,637
FHLB Stock, fed funds sold and deposits	512	809	919	1,051

Total interest income	24,573	14,993	46,271	28,151

Interest expense:
Deposits	1,973	1,115	3,768	2,038
Borrowings	679	454	1,221	818

Total interest expense	2,652	1,569	4,989	2,856

Net interest income	21,921	13,424	41,282	25,295

Provision for loan losses	1,250	753	1,650	903

Net interest income after provision for loan losses	20,671	12,671	39,632	24,392

Noninterest income:
Asset management, consulting and other fees	5,985	5,922	11,986	11,772
Gain (loss) on capital markets activities	(2,358)	(15)	(2,048)	(26)
Other income	1,283	513	1,957	878

Total noninterest income	4,910	6,420	11,985	12,624

Noninterest expense:
Compensation and benefits	11,924	9,390	24,648	18,570
Occupancy and depreciation	2,896	1,968	5,711	3,925
Professional services and marketing costs	2,560	1,512	4,283	2,570
Other expenses	2,470	1,104	4,625	2,267

Total noninterest expense	19,850	13,974	39,267	27,332

Income before taxes on income	5,731	5,117	12,260	9,684
Taxes on income	2,407	2,175	5,149	4,116

Net income	$3,324	$2,942	$7,111	$5,568

Net income per share:
Basic	$0.21	$0.36	$0.44	$0.70
Diluted	$0.20	$0.35	$0.43	$0.67
Shares used in computation:
Basic	16,134,869	8,070,386	16,068,979	7,963,515
Diluted	16,572,567	8,449,703	16,520,150	8,330,632

FIRST FOUNDATION INC.

SELECTED FINANCIAL INFORMATION - Unaudited

(in thousands, except share and per share amounts)

	For the Quarter Ended June 30,		For the Six Months Ended June 30,
	2016	2015	2016	2015
Selected Income Statement Data:
Net interest income	$21,921	$13,424	$41,282	$25,295
Provision for loan losses	1,250	753	1,650	903
Noninterest Income:
Asset management, consulting and other fees	5,985	5,922	11,986	11,772
Gain (loss) on capital markets activities	(2,358)	(15)	(2,048)	(26)
Other	1,283	513	1,957	878
Noninterest expense	19,850	13,974	39,267	27,332
Income before taxes	5,731	5,117	12,260	9,684
Net income	3,324	2,942	7,111	5,568
Net income per share:
Basic	$0.21	$0.36	$0.44	$0.70
Diluted	0.20	0.35	0.43	0.67

Selected Performance Ratios:
Return on average assets - annualized	0.46%	0.74%	0.53%	0.74%
Return on average equity - annualized	4.9%	10.8%	5.3%	10.6%
Net yield on interest-earning assets	3.13%	3.47%	3.15%	3.47%
Efficiency ratio (2)	68.0%	70.4%	70.7%	72.1%
Noninterest income as a % of total revenues	18.3%	32.4%	22.4%	33.3%

Other Information:
Loan originations	$519.537	$249,968	$898,709	$412,639
Charge-offs to average loans - annualized	0.01%	0.08%	0.00%	0.04%

	June 30, 2016	December 31, 2015
Selected Balance Sheet Data:
Cash and cash equivalents	$444,518	$215,748
Loans held for sale	468,277	—
Loans, net of deferred fees	2,003,821	1,765,483
Allowance for loan and lease losses (“ALLL”)	(12,200)	(10,600)
Total assets	3,492,940	2,592,579
Noninterest-bearing deposits	750,661	299,794
Interest-bearing deposits	1,514,935	1,222,382
Borrowings - FHLB Advances	938,000	796,000
Shareholders’ equity	277,508	259,736

Selected Capital Data:
Tangible common equity to tangible assets(1)	7.88%	9.93%
Tangible book value per share(1)	$16.98	$16.10
Shares outstanding at end of period	16,207,160	15,980,526

Other Information:
Assets under management (end of period)	$3,528,429	$3,471,237
Number of employees	328	295
Loan to deposit ratio	109.1%	116.0%
Nonperforming assets to total assets	0.21%	0.32%
Ratio of ALLL to loans(3)	0.62%	0.61%

(1)	Tangible common equity, (also referred to as tangible book value) and tangible assets, are equal to common equity and assets, respectively, less $2.3 million and $2.4 million of intangible assets as of March 31, 2016 and December 31, 2015, respectively.
(2)	The efficiency ratio is the ratio of noninterest expense to the sum of net interest income and noninterest income. For the quarter and six months ended June 30, 2016, the computation excludes $2.4 million of swap costs included in noninterest income.
(3)	This ratio excludes loans acquired in an acquisition as GAAP requires estimated credit losses for acquired loans to be recorded as discounts to those loans.

FIRST FOUNDATION INC.

SEGMENT REPORTING - Unaudited

(in thousands)

	For the Quarter Ended June 30,		For the Six Months Ended June 30,
	2016	2015	2016	2015
Banking:
Interest income	$24,573	$14,993	$46,271	$28,151
Interest expense	2,652	1,273	4,989	2,320

Net interest income	21,921	13,720	41,282	25,831
Provision for loan losses	1,250	753	1,650	903
Noninterest income	(170)	1,384	1,582	2,662
Noninterest expense	14,268	8,566	27,612	16,485

Income before taxes on income	$6,233	$5,785	$13,602	$11,105

Wealth Management:
Noninterest income	$5,222	$5,188	$10,598	$10,255
Noninterest expense	4,616	4,550	9,839	9,265

Income before taxes on income	$606	$638	$759	$990

Other and Eliminations:
Interest income	$—	$—	$—	$—
Interest expense	—	296	—	536

Net interest income	—	(296)	—	(536)
Provision for loan losses	—	—	—	—
Noninterest income	(142)	(152)	(285)	(293)
Noninterest expense	966	858	1,816	1,582

Income before taxes on income	$(1,108)	$(1,306)	$(2,101)	$(2,411)

FIRST FOUNDATION INC.

ROLLING INCOME STATEMENTS - Unaudited

(in thousands, except share and per share amounts)

	For the Quarter Ended
	June 30, 2015	September 30, 2015	December 31, 2015	March 31, 2016	June 30 2016
Interest income:
Loans	$13,362	$15,634	$16,384	$18,170	$20,961
Securities	822	1,107	2,483	3,121	3,100
FHLB Stock, fed funds sold and deposits	809	367	345	407	512

Total interest income	14,993	17,108	19,212	21,698	24,573

Interest expense:
Deposits	1,115	1,328	1,520	1,795	1,973
Borrowings	454	319	258	542	679

Total interest expense	1,569	1,647	1,778	2,337	2,652

Net interest income	13,424	15,461	17,434	19,361	21,921
Provision for loan losses	753	570	1,200	400	1,250

Net interest income after provision for loan losses	12,671	14,891	16,234	18,961	20,671

Noninterest income:
Asset management, consulting and other fees	5,922	5,870	5,844	6,001	5,985
Gain on sale of loans	—	205	2,730	—	—
Gain (loss) on capital markets activities				310	(2,358)
Other income	498	793	707	674	1,283

Total noninterest income	6,420	6,868	9,281	6,985	4,910

Noninterest expense:
Compensation and benefits	9,390	10,870	11,016	12,724	11,924
Occupancy and depreciation	1,968	2,561	2,774	2,815	2,896
Professional services and marketing costs	1,512	1,481	1,439	1,723	2,560
Other expenses	1,104	2,044	1,941	2,155	2,470

Total noninterest expense	13,974	16,956	17,170	19,417	19,850

Income before taxes on income	5,117	4,803	8,345	6,529	5,731
Taxes on income	2,175	2,041	3,297	2,742	2,407

Net income	$2,942	$2,762	$5,048	$3,787	$3,324

Net income per share:
Basic	$0.36	$0.22	$0.32	$0.24	$0.21
Diluted	$0.35	$0.21	$0.31	$0.23	$0.20
Shares used in computation:
Basic	8,070,386	12,623,924	15,965,004	16,003,088	16,134,869
Diluted	8,449,703	13,074,935	16,461,398	16,467,732	16,572,567

FIRST FOUNDATION INC.

ROLLING SEGMENT REPORTING - Unaudited

(in thousands)

	For the Quarter Ended
	June 30, 2015	September 30, 2015	December 31, 2015	March 31, 2016	June 30 2016
Banking:
Interest income	$14,993	$17,108	$19,212	$21,698	$24,573
Interest expense	1,273	1,509	1,778	2,337	2,652

Net interest income	13,720	15,599	17,434	19,361	21,921
Provision for loan losses	753	570	1,200	400	1,250
Noninterest income	1,384	1,839	4,332	1,752	(170)
Noninterest expense	8,566	11,653	11,844	13,344	14,268

Income before taxes on income	$5,785	$5,215	$8,722	7,369	$6,233

Wealth Management:
Noninterest income	$5,188	$5,171	$5,104	5,376	$5,222
Noninterest expense	4,550	4,685	4,402	5,223	4,616

Income before taxes on income	$638	$486	$702	153	$606

Other and Eliminations:
Interest income	$—	$—	$—	—	$—
Interest expense	296	138	—	—	—

Net interest income	(296)	(138)	—	—	—
Provision for loan losses	—	—	—	—	—
Noninterest income	(152)	(142)	(155)	(143)	(142)
Noninterest expense	858	618	924	850	966

Income before taxes on income	$(1,306)	$(898)	$(1,079)	(993)	$(1,108)

FIRST FOUNDATION INC.

SELECTED INFORMATION: INTEREST MARGIN - Unaudited

(in thousands)

	For the Quarter Ended June 30,		For the Six Months Ended June 30,
	2016	2015	2016	2015
Average Balances:
Loans	$2,208,793	$1,365,682	$2,034,816	$1,284,276
Securities	533,435	137,382	533,629	136,460
Deposits: interest-bearing	1,325,994	828,843	1,293,519	776,054
Deposits: noninterest-bearing	598,150	262,557	518,090	254,436
Borrowings	631,297	362,544	568,249	334,381

Average Yield / Rate
Loans	3.80%	3.92%	3.85%	3.97%
Securities	2.32%	2.39%	2.33%	2.40%
Total interest-earnings assets	3.51%	3.87%	3.53%	3.87%
Deposits (interest-bearing only)	0.60%	0.54%	0.59%	0.53%
Deposits (noninterest and interest-bearing)	0.41%	0.41%	0.42%	0.41%
Borrowings	0.43%	0.50%	0.43%	0.49%
Total interest-bearing liabilities	0.54%	0.53%	0.54%	0.53%

Net Interest Rate Spread	2.97%	3.34%	2.99%	3.35%

Net Yield on Interest-earning Assets	3.13%	3.47%	3.15%	3.47%

	For the Quarter Ended
	June 30, 2015	September 30, 2015	December 31, 2015	March 31, 2016	June 30, 2016
Average Balances:
Loans	$1,365,682	$1,562,960	$1,663,406	$1,860,838	$2,208,793
Securities	137,382	190,107	433,713	533,823	533,435
Deposits: interest-bearing	828,843	997,854	1,105,059	1,261,044	1,325,994
Deposits: noninterest-bearing	262,557	300,414	321,075	438,029	598,150
Borrowings	362,544	334,022	472,978	505,201	631,297

Average Yield / Rate:
Loans	3.92%	4.00%	3.93%	3.91%	3.80%
Securities	2.39%	2.33%	2.29%	2.34%	2.32%
Total interest-earnings assets	3.87%	3.79%	3.59%	3.55%	3.51%
Deposits (interest-bearing only)	0.54%	0.53%	0.55%	0.57%	0.60%
Deposits (noninterest and interest-bearing)	0.41%	0.41%	0.42%	0.43%	0.41%
Borrowings	0.50%	0.38%	0.22%	0.43%	0.43%
Total interest-bearing liabilities	0.53%	0.49%	0.45%	0.53%	0.54%

Net Interest Rate Spread	3.34%	3.30%	3.14%	3.02%	2.97%

Net Yield on Interest-earning Assets	3.47%	3.43%	3.26%	3.17%	3.13%

Discussion of Changes in Results of Operations and Financial Position

Quarter Ended June 30, 2016 as Compared to Quarter Ended June 30, 2015

Our net income and income before taxes in the second quarter of 2016 were $3.3 million and $5.7 million, respectively, as compared to $2.9 million and $5.1 million, respectively, in the second quarter of 2015. The increase in income before taxes was primarily the result of a $0.4 million increase in income before taxes for Banking and a $0.2 million decrease in corporate expenses. The increase in Banking was due to higher net interest income which was partially offset by a higher provision for loan losses, lower noninterest income and higher noninterest expenses. Income before taxes for Wealth Management for the second quarter of 2016 was consistent with the second quarter of 2015 with no significant differences in either noninterest income or noninterest expenses. Corporate interest expense decreased by $0.3 million due to the payoff of a term note in 2015, while corporate noninterest expenses increased by $0.1 million.

Net interest income for Banking increased 60% from $13.7 million in the second quarter of 2015, to $21.9 million in the second quarter of 2016 due to an 81% increase in interest-earning assets, which was partially offset by a decrease in our net interest rate spread. The decrease in the net interest rate spread from 3.34% in the second quarter of 2015 to 2.97% in the second quarter of 2016 was primarily due to a decrease in yield on total interest-earning assets. The yield on interest-earning assets decreased from 3.87% to 3.51% due to an increase in the proportion of lower yielding securities to total interest-earning assets and a decrease in the yield on loans. The decrease in yield on loans was due to prepayments of higher yielding loans and the addition of loans at current market rates which are lower than the current yield on our loan portfolio.

We entered into an agreement to sell $265 million of loans secured by multifamily loans which provided for changes in pricing based upon changes in rates on certain treasury swap indices. In an effort to reduce the interest rate risk associated with this agreement, the Bank entered into a swap agreement. In conjunction with the finalization of pricing under the agreement to sell loans, the Bank closed out its swap position. As a result of changes in interest rates, the Bank paid $2.4 million, including fees, to counterparties under the swap agreement, and the pricing to be received by the Bank on the loan sale increased by $2.2 million. The Bank included this $2.4 million cost in noninterest income during the second quarter of 2016, and, as a result, noninterest income for Banking was a negative $0.2 million in the second quarter of 2016 as compared to $1.4 million in the second quarter of 2015. Partially offsetting the impact of this cost was a $0.6 million increase in revenues in the second quarter of 2016 from our insurance agency operations when compared to the corresponding period in 2015.

Noninterest expense in Banking increased from $8.6 million in the second quarter of 2015 to $14.3 million in the second quarter of 2016 due primarily to increases in staffing and costs associated with the Bank’s expansion, the growth of its balances of loans and deposits and costs associated with our property and casualty insurance agency operations which started during the second quarter of 2015. Compensation and benefits for Banking increased $2.7 million or 48% during the second quarter of 2016 as compared to the second quarter of 2015 as the number of full time equivalent employees (“FTE”) in Banking increased to 261.0 from 174.7 as a result of the acquisition of PRB and increased staffing to support the growth in loans and deposits. A $3.0 million increase in occupancy and depreciation, professional services and marketing and other expenses were related to increased costs related to the acquisition of PRB, higher legal costs related to ongoing litigation matters, costs associated with our expansion into additional corporate space and opening of new offices, and costs related to the higher levels of loans and deposits, including FDIC insurance and customer service costs. Included in noninterest expense in the second quarter of 2016 are $0.7 million of costs related to our insurance agency operations.

Six Months Ended June 30, 2016 as Compared to Six Months Ended June 30, 2015

Our net income and income before taxes in the first six months of 2016 were $7.1 million and $12.3 million, respectively, as compared to $5.6 million and $9.7 million, respectively, in the first six months of 2015. The increase in income before taxes was the result of a $2.5 million increase in income before taxes for Banking and a $0.3 million decrease in corporate expenses, which were partially offset by a $0.2 million decrease in earnings before taxes for Wealth Management. The increase in Banking was due to higher net interest income which was partially offset by a higher provision for loan losses, lower noninterest income and higher noninterest expenses. The decrease in Wealth Management was due higher noninterest expenses which were partially offset by higher noninterest income. Corporate interest expense decreased $0.5 million due to the payoff of a term note in 2015, while corporate noninterest expenses increased by $0.2 million.

Net interest income for Banking increased 60% from $25.8 million in the first six months of 2015, to $41.3 million in the first six months of 2016 due to an 80% increase in interest-earning assets, which was partially offset by a decrease in our net interest rate spread. The decrease in the net interest rate spread from 3.35% in the first six months of 2015 to 2.99% in the first six months of 2016 was primarily due to a decrease in yield on total interest-earning assets. The yield on interest-earning assets decreased from 3.87% to 3.53% due to an increase in the proportion of lower yielding securities to total interest-earning assets and a decrease in the yield on loans. The decrease in yield on loans was due to prepayments of higher yielding loans and the addition of loans at current market rates which are lower than the current yield on our loan portfolio.

Noninterest income for Banking was $1.6 million in the first six months of 2016 as compared to $2.7 million in the first six months of 2015. This decrease was due to the $2.4 million of costs incurred to close out the swap in the second quarter of 2016, which was partially offset by $0.7 million increase in revenues from our insurance agency operations and a $0.3 million gain on sale of securities realized in the first quarter of 2016. Noninterest revenue for Wealth Management increased by $0.3 million to $10.6 million in the first six months of 2016 when compared to the corresponding period in 2015 due to higher levels of AUM.

Noninterest expense in Banking increased from $16.5 million in the first six months of 2015 to $27.6 million in the first six months of 2016 due primarily to increases in staffing and costs associated with the Bank’s expansion, the growth of its balances of loans and deposits and costs associated with our property and casualty insurance agency operations which started during the second quarter of 2015. Compensation and benefits for Banking increased $5.9 million or 55% during the first six months of 2016 as compared to the first six months of 2015 as the number of FTE in Banking increased to 251.2 from 166.3 as a result of the acquisition of PRB and increased staffing to support the growth in loans and deposits. A $5.2 million increase in occupancy and depreciation, professional services and marketing and other expenses were related to increased costs related to the acquisition of PRB, higher legal costs related to ongoing litigation matters, costs associated with our expansion into additional corporate space and opening of new offices, and costs related to the higher levels of loans and deposits, including FDIC insurance and customer service costs. Included in noninterest expense in the second quarter of 2016 are $1.2 million of costs related to our insurance agency operations.

Quarter Ended June 30, 2016 as Compared to Quarter Ended March 31, 2016

Our net income and income before taxes in the second quarter of 2016 were $3.3 million and $5.7 million, respectively, as compared to $3.8 million and $6.5 million, respectively, in the first quarter of 2016. The decrease in income before taxes was the result of a $1.1 million decrease in income before taxes for Banking and a $0.1 million increase in corporate expenses, which were partially offset by a $0.4 million increase in income before taxes for Wealth Management. The decrease in Banking was due to a higher provision for loans losses, lower noninterest income and higher noninterest expense which was partially offset by higher net interest income. The increase for Wealth Management was due primarily to lower noninterest expenses.

Net interest income for Banking increased 13% from $19.4 million in the first quarter of 2016, to $21.9 million in the second quarter of 2016 due to a 14% increase in interest-earning assets, which was partially offset by a decrease in our net interest rate spread. The decrease in the net interest rate spread from 3.02% in the first quarter of 2016 to 2.97% in the second quarter of 2016 was due to a decrease in yield on total interest-earning assets, primarily a decrease in yield on loans from 3.91% in the first quarter of 2016 to 3.80% in the second quarter of 2016. The decrease in yield on loans was due to prepayments of higher yielding loans and the addition of loans at current market rates which are lower than the current yield on our loan portfolio.

As a result of the $2.4 million cost to close out a swap noted earlier, noninterest income for Banking was a negative $0.2 million in the second quarter of 2016 as compared to $1.8 million in the first quarter of 2016. Partially offsetting the impact of this cost was a $0.6 million increase in revenues in the second quarter of 2016 from our insurance agency operations when compared to the first quarter of 2016. Noninterest income for Wealth Management for the second quarter of 2016 decreased by $0.2 million when compared to the first quarter of 2016, due primarily to billing fee refunds related to terminated and new accounts.

Noninterest expense in Banking increased from $13.3 million in the first quarter of 2015 to $14.3 million in the second quarter of 2016 due primarily to higher legal costs related to ongoing litigation matters and higher customer service costs related to our increased levels of noninterest-bearing demand deposits. Noninterest expense in Wealth Management was $0.6 million lower in the second quarter of 2016 as compared to the first quarter of 2016 due to lower compensation and benefit costs resulting from the higher proportion of employer taxes and employer retirement plan contributions incurred in the first quarter of a year and reduced levels of staffing.

Changes in Financial Position

During the first six months of 2016, total assets increased by $900 million as loans and loans held for sale increased by $707 million, deposits increased by $743 million, securities decreased by $33 million, cash and cash equivalents increased by $229 million and FHLB advances increased by $142 million. The $707 million increase in loans during the first six months of 2016 was the result of loan originations and funding of existing credit commitments of $898 million which was partially offset by $192 million of payoffs and scheduled principal payments. The growth in deposits was due to the organic growth in deposits from our specialty deposit group and our branch offices.

Our credit quality remains strong as our ratio of non-performing assets to total assets decreased from 0.32% at December 31, 2015 to 0.21% at June 30, 2016. Less than $0.1 million of charge-offs were recorded in the first six months of 2016 and the ratio of the allowance for loan and lease losses to loans, excluding loans acquired in acquisitions, increased from 0.61% at December 31, 2015 to 0.62% at June 30, 2016.